Exhibit 10.5

[DATE]

PERSONAL & CONFIDENTIAL

[NAME]

[ADDRESS]

Dear [NAME],

Change in Control Agreement

Ball Corporation (the “Corporation”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.  In this connection, the Board of Directors of the Corporation (the “Board”) recognizes that the possibility of a change in control of the Corporation exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

In order to induce you to remain in the employ of the Corporation or any wholly owned subsidiary of the Corporation, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Corporation is terminated under the circumstances described below subsequent to a “Change in Control of the Corporation” (as defined in Section 2).

1.Term of Agreement.  The term of this Agreement shall commence as of November 9, 2025 (the “Effective Date”), and shall continue until [DATE]; provided, however, that commencing on [DATE], and each [DATE] (the “Renewal Date”) thereafter, the term of this Agreement shall be extended automatically for one (1) additional year. Notwithstanding the foregoing, the Corporation may terminate this Agreement by giving notice to the Executive no later than sixty (60) days prior to the Renewal Date of the Corporation’s intent to terminate this agreement two (2) years from the impending Renewal Date; and provided, further, that if a Change in Control of the Corporation as defined in Section 2, shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred unless earlier terminated by your termination of employment with the Corporation.

2.Change in Control.  No benefits shall be payable hereunder unless there shall have been a Change in Control of the Corporation, as set forth below.  For purposes of this Agreement, a “Change in Control of the Corporation” shall be deemed to have occurred upon the first to occur of the following events:

(i)Any “person,” as such term is used in Sections l3(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or related “group” of “persons” (as such terms are used in Sections 13(d) and 13(d) of the Exchange Act (in both cases other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any subsidiary of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation prior to the transaction), through a transaction or series of transactions becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30 percent or more of the combined voting power of the Corporation’s then outstanding securities immediately after such acquisition;

(ii)If during a two-year look-back period, a majority of the members of the Board of Directors of the Corporation changes, unless the election or nomination for election by the Corporation’s stockholders of each new director was approved by the vote of two-thirds of the directors who were board members at the beginning of the two-year look-back period;

(iii)The stockholders of the Corporation approve a merger and the merger closes, or consolidation of the Corporation with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires 50 percent or more of the combined voting power of the Corporation’s then outstanding securities; or

(iv)The stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

3.Takeover Threat.  For purposes of this Agreement, a “Takeover Threat” shall be deemed to have occurred if (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation; (ii) any person (including the Corporation) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control of the Corporation; (iii) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act or related “group” of “persons” (as such terms are used in Sections 13(d) and 13(d) of the Exchange Act in both cases other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any subsidiary of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), who is or has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Corporation representing 10 percent or more of the combined voting power of the Corporation’s then outstanding securities increases such ownership by 5 percentage points or more of such voting power over a period of less than twenty-four (24) months; or (iv) the Board adopts a resolution to the effect that a Takeover Threat for purposes of this Agreement has occurred. Solely for purposes of determining your entitlement to payment of severance benefits pursuant to this Agreement, you agree that, subject to the terms and conditions of this Agreement, in the event of a Takeover Threat, you will remain in the employ of the Corporation for a period of one (1) year from the occurrence of such Takeover Threat, or until an actual Change in Control of the Corporation, whichever occurs earlier.

4.Termination Following Change in Control.

(i)General.  If any of the events described in Section 2 constituting a Change in Control of the Corporation shall have occurred, (a) you shall be entitled to the benefits provided in Section 5(iii) upon the subsequent termination of your employment during the term of this Agreement unless such termination is (1) because of your death or Disability, (2) by the Corporation for Cause, or (3) by you other than on account of Constructive Termination, and (b) Section 5(vi) shall apply whether or not your employment with the Corporation is terminated.  In the event your employment with the Corporation is terminated for any reason at any time prior to the occurrence of a Change in Control of the Corporation and subsequently a Change in Control of the Corporation shall have occurred, you shall not be entitled to any benefits hereunder.

(ii)Disability.  For purposes of this Agreement, “Disability” means that, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months. Your employment may be terminated by the Corporation if you incur a “Disability,” and within thirty (30) days after written Notice of Termination (as defined in subsection (v) hereof) is given you shall not have returned to the full-time performance of your duties, your employment.

(iii)Cause.  Termination by the Corporation of your employment for “Cause” shall mean termination (a) upon the willful and continued failure by you to perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in subsection (v) hereof) by you or on account of Constructive Termination (as defined in subsection (iv) hereof), after a written demand for performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not performed your duties, or (b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise.  For purposes of this subsection, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation.  Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this subsection and specifying the particulars thereof in detail.

(iv)Constructive Termination.  You shall be entitled to terminate your employment upon the occurrence of Constructive Termination.  For purposes of this Agreement, “Constructive Termination” shall mean, without your expressed written consent, the occurrence after a Change in Control of the Corporation of any of the following circumstances during the term of this Agreement unless, in the case of paragraphs (a), (e), (f), (g) or (h), such circumstances are fully corrected prior to the Date of Termination (as defined in subsection (vi) hereof) specified in the Notice of Termination (as defined in subsection (v) hereof) given in respect thereof:

(a)The assignment to you of any duties inconsistent (unless in the nature of a promotion) with the position in the Corporation that you held immediately prior to the Change in Control of the Corporation, or a significant adverse reduction or alteration in the nature or status of your position, duties or responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control;

(b)A material reduction by the Corporation in your annual base salary as in effect immediately prior to the Change in Control of the Corporation or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all management personnel of the Corporation and all management personnel of any person in control of the Corporation;

(c)The Corporation’s requiring that your principal place of business be at an office located more than twenty (20) miles from the location where your principal place of business is located immediately prior to the Change in Control of the Corporation, except for required travel on the Corporation’s business to an extent substantially consistent with your present business travel obligations;

(d)The failure by the Corporation to pay to you any material portion of your current compensation except pursuant to an across-the-board compensation deferral similarly affecting all management personnel of the Corporation and all management personnel of any person in control of the Corporation or to pay to you any material portion of an installment of deferred compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due;

(e)The failure by the Corporation to continue in effect any compensation or benefit plan in which you participate immediately prior to the Change in Control of the Corporation that is material to your total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control of the Corporation;

(f)The failure of the Corporation to continue this Agreement in effect, or to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

(g)Any purported termination of your employment that is not effected strictly in accordance with the terms of this Agreement and pursuant to a Notice of Termination satisfying the requirements of subsection (v) hereof (and, if applicable, the requirements of subsection (iii) hereof), shall not be effective for purposes of triggering benefits or payments pursuant to this Agreement.

Your right to terminate your employment pursuant to this subsection shall not be affected by your incapacity due to physical or mental illness.  Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Constructive Termination hereunder.

(v)Notice of Termination.  Any purported termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7.  “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. With respect to any Constructive Termination, you must provide the Notice of Termination no later than 90 days following the time that the reason for Constructive Termination arises and the Corporation must have at least 30 days to cure the condition.

(vi)Date of Termination; Pending Dispute.  “Date of Termination” shall mean (a) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30)-day period).  If your employment is terminated pursuant to subsection (iii) or (iv) hereof or for any other reason (other than Disability), the Date of Termination shall be specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination on account of Constructive Termination shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given).

However, if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination is the date payment is made which shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a binding arbitration award; or if later the date provided in subsection 5(iv) below, and in no event will payment be made later than the end of the first taxable year in which the parties enter into a legally binding settlement of such dispute, or the Corporation either concedes that the amount is payable or is required to make such payment pursuant to a final and nonappealable judgment or other binding decision (the “Disputed Payment Date”).

Further, the Date of Termination will be the date of payment as extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

Notwithstanding the pendency of any such dispute, you shall be entitled to a lump sum payment equal to the value of your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) for the period that the dispute is pending, which amount shall be paid on the Disputed Payment Date.  To the extent permitted by applicable law and would not result in negative tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”), you shall continue as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given until the dispute is finally resolved in accordance with this subsection.  Amounts paid under this subsection, in addition to all other amounts due under this Agreement, shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer.

Notwithstanding anything to the contrary contained in this Agreement, you shall not be considered to have terminated employment with the Corporation for purposes of this Agreement unless you would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code.

5.Compensation Upon Termination or During Disability.  Following a Change in Control of the Corporation, you shall be entitled to the following benefits during a period of Disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement or, if earlier, within one year following such Change in Control of the Corporation; provided further, that subsection (vi) hereof shall apply whether or not your employment with the Corporation has terminated.

(i)During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, reduced to the extent disability benefits are actually received by you during this period, until this Agreement is terminated pursuant to Section 4(ii) hereof.  Thereafter, or in the event your employment shall be terminated by reason of your death, your benefits shall be determined under the Corporation’s retirement, insurance, disability and other compensation programs then in effect in accordance with the terms of such programs.

(ii)If your employment shall be terminated by the Corporation for Cause or by you other than on account of Constructive Termination, no later than the fifth (5th) day following the Date of Termination, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation or benefit plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

(iii)If your employment by the Corporation shall be terminated by you on account of Constructive Termination or by the Corporation other than for Cause or Disability, then you shall be entitled to the benefits provided below:

(a)No later than the fifth (5th) day following the Date of Termination, the Corporation shall pay to you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any incentive, bonus or other compensation plan of the Corporation, at the time such payments are due in accordance with the terms and conditions of such plan;

(b)In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you, at the time specified in subsection (iv) hereof, a lump sum severance payment (together with the payments provided in paragraph (c), below, the “Severance Payments”) equal to two times the sum of (1) your annual salary rate (including for this purpose any deferred salary) as in effect as of the Date of Termination or immediately prior to the Change in Control of the Corporation, whichever is greater, and (2) your Annual Incentive Compensation, calculated based on the Target Incentive Percent, as defined in the Incentive Compensation Plan, in respect of the calendar years preceding that in which occurs the Date of Termination or that in which occurs the Change in Control;

(c)In lieu of any payments under any bonus or annual incentive compensation plan in effect for the year in which your Date of Termination occurs, the Corporation shall pay you in a lump sum, at the time specified in subsection (iv) hereof, a pro rata portion (based on the number of whole months, with a partial month treated as a whole month, elapsed since the first day of the calendar year in which the Date of Termination occurs), of the target percentage of all contingent awards granted under such plans with respect to the calendar year ending on or prior to the Change in Control multiplied by your annual salary in effect as of the Date of Termination, for all uncompleted periods;

(d)In lieu of shares of common stock of the Corporation (“Corporation Shares”) issuable upon the exercise of outstanding options (“Options”), if any, granted to you under any Corporation stock option plan (which Options shall be cancelled upon the making of the payment, referred to below), you shall receive within the time provided for in subsection (iv) hereof an amount in cash equal to the product of (1) the excess of the closing price of Corporation Shares as reported on The New York Stock Exchange on or nearest the Date of Termination over the per share exercise price of each Option held by you (whether or not then fully exercisable), times (2) the number of Corporation Shares covered by each such Option;

(e)In addition to any retirement benefits to which you are entitled under the Corporation’s defined contribution retirement plan(s), defined benefit pension plan(s) and any supplemental executive retirement plan(s), as may be amended from time to time (the “Retirement Plan(s)”), the Corporation shall pay to you in a lump sum, at the time specified in subsection (iv) hereof, an amount equal to the actuarial present value of the excess of (1) over (2), where (1) equals the aggregate retirement benefits to which you would have been entitled under the terms of the Retirement Plan(s) (without regard to any amendment to the Retirement Plan(s) made subsequent to a Change in Control of the Corporation and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits under such plan), determined as if you had accumulated thereunder two (2) additional years of Benefit Service (after any termination pursuant to Section 4) at your rate of Salary in effect on the Date of Termination and where (2) equals the aggregate retirement benefits to which you are entitled pursuant to the provisions of the Retirement Plan(s).  All defined terms used in this paragraph (e) shall have the same meaning as in the Retirement Plan(s), unless otherwise defined herein or otherwise required by the context;

(f)The Corporation shall pay to you, in a lump sum, an amount equal to two (2) years of the full premium amounts (employer and employee portions) of coverage for life, disability, accident and health insurance benefits at the coverage levels and rates in effect for you as of your Date of Termination, as determined in the sole discretion of the Corporation;

(g)If either party is required to commence any suit, proceeding, action, or arbitration to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs, expenses, and any other relief to which the prevailing party may be entitled from the non-prevailing party. Such payments shall be made within thirty (30) business days from the date the prevailing party delivers the written request for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require; provided however, that the reimbursement of legal fees will not be made later than the end of the calendar year following the calendar year in which the expenses were incurred;.

(h)The Corporation shall provide you with individual outplacement services in accordance with the general custom and practice generally accorded to an Executive of your position.  However, the reimbursement for the outplacement services will not be provided later than the end of the second calendar year following the calendar year in which your separation from service occurred, and in no event may a reimbursement be made later than the end of the calendar year following the calendar year in which the expenses were incurred.

(iv)The payments provided for in subsections 5(iii)(b)-(f), above, and subsection 5(vi) below and subsection 4(vi) above, shall be made not later than five (5) days following the earlier of the date that is six (6) months after such separation from service or your death. Notwithstanding the foregoing, on the date of your “separation from service” (as defined under Section 409A of the Code), any amounts or benefits that are due to be paid or provided during the first six (6) months after such date shall, to the extent required to avoid negative tax consequences of Section 409A of the Code, be suspended and paid in a lump sum as soon as practicable, but in any event not later than five (5) days, following the earlier of the date that is six (6) months after such separation from service or your death.

(v)You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

(vi)

(a)Whether or not you become entitled to the Severance Payments and notwithstanding any other provisions of this Agreement, if any of the payments or benefits received or to be received by you in connection with a Change in Control or your subsequent termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person [as defined in Section 2(i)] whose actions result in a Change in Control or any person affiliated with the Corporation or such person) (such payments or benefits, being hereinafter referred to as the “Total Payments”) would be subject to any excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the amount paid to you shall be either (1) or (2) below, based on which of the two alternatives would result in the greater net after-tax benefit to you: (1) payment of the Total Payments; or (2) payment the portion of the Total Payments equal to 299% of your “base amount” as defined in Section 280G(b)(3) of the Code. Any reduction in Total Payments required by this provision shall be applied in the following order and, to the extent applicable, in accordance with the rules under Section 409A of the Code, and only to the extent otherwise provided under this Agreement: (i) first, reduction of cash payments and benefits, in reverse order of the date of payment; (ii) second, cancellation of vesting acceleration of equity awards, in reverse order of date of grant; (iii) third, reduction of other non-cash payments and benefits, in reverse order of the date the payment of benefit is to be provided. If the same payment or award date applies to more than one payment or benefit within any of the foregoing categories, the reduction will apply to each such payment or benefit on a pro-rata basis. Subject to the foregoing, the Total Payments shall be reduced so that the reduction of compensation to be provided to you is otherwise minimized.

(b)For purposes of determining whether any of the Total Payments would be subject to the Excise Tax (1) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (the “Tax Counsel”) reasonably acceptable to you and selected by the accounting firm which was, immediately prior to the Change in Control, the Corporation’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (2) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(vii)As soon as practicable, following a Takeover Threat, or in any event, within twenty (20) business days thereafter, the Corporation agrees it will establish and fund a so-called “Rabbi Trust” in an amount sufficient to provide for all cash payments of benefits specified in Section 5, assuming that you were entitled to such benefits, plus an additional $50,000 to cover legal fees referred to in Section 5(iii)(g).

6.Successors; Binding Agreement.

(i)The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.  Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment with the Corporation as set forth in Section 4(iv)(f).   As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii)This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7.Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by the United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without regard to its conflicts of law principles.  All references to section of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The obligations of the Corporation under Section 5 shall survive the expiration of the term of this Agreement.

9.Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before one arbitrator in Broomfield, Colorado, in accordance with the rules of the American Arbitration Association then in effect related to employment disputes.  The Corporation shall pay the fees of the arbitrator.  The arbitrator shall be officed within the Denver-Boulder-Greeley, Colorado Consolidated Metropolitan Statistical Area as defined by the Office of Management and Budget.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

12.Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

13.Section 409A of the Code.   This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment may only be made upon a "separation from service" under Section 409A. This Agreement may be amended without Executive’s consent to the extent necessary (including retroactively) by the Corporation in order to preserve compliance with Section 409A. Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

If this letter sets forth our agreement on the subject matter hereof, kindly sign both copies and return one, in the enclosed envelope, to the Corporation, which will then constitute our agreement on this subject.

Sincerely,

BALL CORPORATION

By:

[NAME]

Agreed to on [DATE]

[NAME]